Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements No. 333-275479 on Form S-4, as amended by post-effective amendment on Form S-8, Registration Statement No. 333-261394 on Form S-8, and Registration Statement No. 333-251547 on Form S-8 of Eastern Bankshares, Inc. of our report dated March 12, 2024, with respect to the consolidated financial statements of Cambridge Bancorp as of December 31, 2023 and 2022 and for each of the years in the three-year period ended December 31, 2023, which report is an exhibit to the Form 8-K/A of Eastern Bankshares, Inc. dated September 20, 2024 filed with the Securities and Exchange Commission.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
September 20, 2024